CONFIDENTIAL

PROBE MANUFACTURING INDUSTRIES, INC.

ENGAGEMENT AGREEMENT

May 20 ~~18~~ , 2004

Probe Manufacturing Industries, Inc.

Attn. Kam Mahdi, President

Attn. Reza Zarif, COO

3050 Pullman

Costa Mesa, CA 92660

Dear Mr. Mahdi & Mr. Zarif:

Thank you for taking the time to speak with us about your plans for Probe Manufacturing Industries, Inc.  ("Probe" or the "Company").  You have already accomplished a great deal, and your core business model promises exciting growth potential for the Company and its owners.  We would be very pleased to assist you in achieving your goals.  We believe that we can provide the right mix of access to capital, strategic planning advice and assistance, and the basis of long-term relationships that will greatly assist the Company in the accomplishment of its strategic objectives.  We will work closely with you and your management team to plan and accomplish your objectives.

This letter agreement (the “Agreement”) confirms our understanding that eFund Capital Partners, LLC (“EFUND”) has been engaged as a Strategic Partner with Probe with respect to a proposed financing more particularly described below (the “Financing”), and in connection therewith reviewing the Company’s business growth needs, its capital structure, its principal business organization and other matters pertinent to the restructuring of Probe.

1.

The Financing.

The Financing is currently contemplated to be structured as follows:

a.

Initial Funding - EFUND and/or its affiliates has already infused and will infuse additional amounts into Probe as a capital contribution in the following manner:

•

EFUND has already infused $50,000.00 on May 7, 2004 and $50,000 on May 12, 2004 pursuant to a Loan Agreement dated May 7, 2004 (the “Initial Loan”).

•

An additional $100,000 (the “Additional Initial Funding”), of which $50,000 will be funded within 14 days of the date of this Agreement and the remaining $50,000 will be funded within 14 days thereafter.

•

EFUND agrees to convert the aggregate amount of the above referenced Initial Loan and the Additional Initial Funding into 40% equity of Probe.

b.

Private Placement – At least $1,000,000 and up to $2,000,000 will be raised in a private placement of the Company’s common stock to accredited investors, with the price per share to be determined after consultation between the Company and EFUND.  The parties agree that the pre-money valuation of the Company with respect to the contemplated Private Placement will be set at $10,000,000; however, EFUND can give no assurance that the $10,000,000 is an appropriate valuation and that both Probe and EFUND have determined this number and agree that it will be re-evaluated from time to time in the future.  The Private Placement will commence no later than May 2 6 ~~1~~ , 2004 and will be consummated no later than the date 60 days after commencement date.

c.

Public Listing – The parties’ mutual objective is that after completion of the private placement, the Company will use its reasonable commercial efforts to list its shares of common stock for public trading on the OTC Bulletin Board or on such other public market as the Company may determine in its sole discretion after consultation with EFUND.  The parties acknowledge and agree that the Company will undertake a listing of its shares only if its Board of Directors, after thorough consideration of the costs and benefits of a listing, determines that such a listing is in the best interests of the Company and its shareholders.  The filing of a registration statement and/or application for listing of the Company’s shares shall occur no later than 30 days after closing of Private Placement, and the public listing of such shares shall occur no later than 180 days thereafter.

d.

Equity Line of Credit - Additionally, EFUND agrees to enter into an equity line of credit for a minimum amount of $2 million, to be entered into upon consummation of the public listing referred to above, the terms of which will be negotiated by the parties under separate agreements.

e.

Employment Agreements - As a condition to funding the private placement and entering into the equity line of credit, each of Kam Mahdi and Reza Zarif shall enter into an employment agreement with the Company, on terms substantially similar to a form of employment agreement previously provided by the Company to EFUND and otherwise mutually acceptable to each of the respective parties.  The parties acknowledge that each of Mr. Mahdi and Mr. Zarif are investors and officers in a company known as Netconexi, Inc. and that any employment agreement between the Company and each of Mr. Mahdi and Mr. Zarif will need to permit these individuals to continue their involvement in Netconexi in a manner and to the extent acceptable to each of the respective parties.

f.

Employee Stock Options – Up to 2% of the Company’s common stock outstanding at any time will be reserved for use as employee stock options.

2.

EFUND Services.

In connection with the Financing, EFUND will perform the following services:

(a)

EFUND will assist the Company regarding all financial aspects of the company, including but not limited to implementing cost reduction measures, instituting financial control mechanisms, and introducing general monetary management systems;

(b)

EFUND will familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, condition (financial and otherwise) and prospects of the Company;

(c)

EFUND will manage the Private Placement and as part of its responsibilities, will immediately put together a private placement memorandum.  EFUND agrees that no private placement memorandum will be distributed to any prospective investor until the Company has approved the form and the substance of the memorandum;

(d)

EFUND shall assist the company in obtaining the public listing of its shares, whether through a reverse merger with a public company, through a public offering of the Company’s shares, or through some other method deemed appropriate by the Company’s Board of Directors after consultation with EFUND;

(e)

Certain members of EFUND are lawyers and are active members of the California State Bar. These members shall from time to time help the Company in a legal capacity when requested by the Company, as long as the interests of the Company and EFUND are not otherwise in conflict either generally or in the particular matter in which legal assistance is required.  It is projected that such members will assist with employment problems, potential legal actions against current partners of the Company and general negotiations going forward.  The fee for such services will be a retainer of $2,500 per month; however, if after review, the attorney or attornies are billing less than $2,500, the Company may elect to pay an hourly rate of $200;

(f)

EFUND will provide the Company with advice and counsel concerning the continued development and implementation of its business and financial plans and business strategies;

(g)

In assisting the Company’s execution of its strategic plan, EFUND may identify and introduce to the Company a strategic partner or partners;

(h)

EFUND will provide such further reasonable and appropriate services to the Company as may be necessary to fulfill this engagement as the Company and its management may request from time to time.

In order to facilitate EFUND’s provision of the foregoing services, each of PROBE and, as appropriate, Kam Mahdi and Reza Zarif, agrees to do the following:

(aa)

PROBE agrees to provide a copy of any and all documents, software, proprietary information and access to all corporate records including trade secrets, etc to EFUND, all of which information will be subject to the confidentiality obligations set forth in Section 5;

(bb)  Kam Mahdi and Reza Zarif agree to provide any and all services required to fulfill the Company’s current obligations and any other future obligations that may arise in the course of the Company’s business to ensure that the Company is operated in substantially the same manner in which it has been presented to EFUND, it being understood that: (i) the Company shall pay Mr. Mahdi and Mr. Zarif all uncashed payroll checks for 2004 if and when the Company’s cash flow permits, at which time 50% of which will be paid at the discretion of Mr. Mahdi and Mr. Zarif  as President and Chief Operating Officers of the Company, and 50% of which will be paid only with the additional approval of the Board of Directors, (ii) the Company will use its best commercial efforts to pay off amounts owed to Camel Financial, and (iii) the Company will use its best commercial efforts to pay off all indebtedness that is supported by personal guaranties of Mr. Mahdi and Mr. Zarif.

(cc)

PROBE shall pay all costs associated in obtaining the public listing of its shares.  However, consulting services provided by EFUND in connection with such listing will be for EFUND’s own account and will not be part of the costs to be paid by PROBE.

(dd) PROBE agrees to submit a budget to EFUND prior to the funding of the private placement which shall be ratified by the Board of Directors, and which budget will be substantially similar to the budget presented in the private placement memorandum.

(ee)  Kam Mahdi and Reza Zarif agree to convert any outstanding balances owed to them by the Company into equity as soon as possible after the signing of this Agreement, exclusive of:  (i) the uncashed payroll checks referred to above in Section 2(bb) and (ii) debt  that is personally guaranteed by Mr. Mahdi and Mr. Zarif, which debt will be paid off (and guaranties released) as described above in Section 2(bb).

3.

Ownership and Board Seats.

(a)

As soon as possible after the execution of this Agreement, Company will be re-organized and/or re-capitalized, and EFUND and its affiliates shall receive a forty percent (40%) ownership stake in the Company as consideration for entering into this Agreement.  The Company will authorize a Series A Convertible Preferred with anti-dilution provisions representing 40% of the Company on terms to be agreed upon by EFUND and PROBE.  Of the Series A Convertible Preferred, 50% shall be issued to EFUND and/or its affiliates, and 50% to the principles of Probe.   EFUND shall receive its additional 20% interest in Probe as common stock.  The principles of Probe will receive the remainder of their ownership in common stock.

(b)

The parties also contemplate that as soon as possible after the execution of this Agreement, the Board of Directors of the Company will consist of five (5) directors, and that EFUND will have the right to elect three (3) of those five directors, through its ownership of Series A Convertible Preferred and/or some other mechanism mutually acceptable to the parties.

(c)

The parties agree that in the event that EFUND is unable to effect the public listing of the Company’s shares by the deadline described in Section 1(c) above, the Company shall have the right, but not the obligation, to repurchase from EFUND all shares of the Company’s stock held by EFUND, at a purchase price of $200,000 plus 10% interest per annum (the aggregate amount of the Initial Loan ,  ~~and~~ the Additional Initial Funding and ten percent interest per annum thereon ).

4.

Representations and Warranties.  The Company represents and warrants to EFUND that all information and documents (including any Memorandum) furnished by the Company in connection with the Financing will not, at the time so furnished and at the time of the closing of the Financing, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein.

5.

Confidentiality.  In executing this Agreement, EFUND and PROBE each agrees that all information and documents received from or discovered by any party about the other party hereto whether before, on or after the date hereof with respect to such party (the “Confidential Information”) shall be held in confidence, shall not be disclosed to any third party (other than representatives and advisors of the parties hereto) and shall be used solely for the purpose of discussions and negotiations related to the proposed transaction.  In the event the proposed transactions are not consummated and this Agreement is terminated, or upon any earlier request, all Confidential Information of any disclosing party hereto shall be returned to such party and no copies thereof shall be made or kept by the receiving party.  EFUND agrees that (i) any private placement memorandum that is circulated to proposed investors shall contain a confidentiality notice to the effect of this Section 5 and (ii) prior to delivering any such memorandum, EFUND shall obtain an undertaking from such prospective investor to abide by the requirements of this Section.

6.

Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicably to contracts made and wholly to be performed within such state.

7.

Nature of Agreement and Legal Effect.  EFUND and PROBE understand and agree that, with the exception of EFUND’s obligations under the Initial Funding, the ownership and repurchase provisions in Section 3, the representation and warranties of the Company in Section 4, and the confidentiality obligations of EFUND in Section 5, which provisions shall be legally binding on the parties and survive any termination of this Letter of Intent, this Letter of Intent does not create any legally binding rights or obligations on the part of any party hereto, but is only for the purpose of setting forth the present view of the parties hereto with respect to the proposed transaction and providing a basis on which to proceed with discussions and negotiations.  Except as provided in the aforementioned provisions and this Section 7, legally binding rights and obligations with respect to the proposed Financing and related transactions would arise only upon the execution and delivery of a definitive agreements relating thereto (e.g., a stock purchase agreement) by the parties on mutually acceptable terms and conditions.  The binding provisions of this Agreement referred to in this Section 7, shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, trustees, shareholders and receivers.

8.

Counterparts.

This agreement may be executed in counterparts, each of which together shall be considered a single document.  This agreement may be executed via facsimile, which shall be deemed to be an original and shall be valid and binding upon each of the Company and EFUND.

9.

Termination.  The obligations of either party under this Agreement may only be terminated  (a) by mutual agreement of the parties or (b) by the Company if the public listing of the Company’s shares has not been effected by the deadline described in Section 1(c) above.

[Signature page follows.]

PROBE Engagement Agreement

CONFIDENTIAL

______________________________________________________________________________

We are pleased that you wish to enter into a strategic partnership with EFUND and look forward to working with the Company and its management team.  Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this agreement, the binding provisions of which shall thereupon constitute a binding agreement between the Company and EFUND.

Very truly yours,

EFUND CAPITAL PARTNERS, LLC (EFUND)

By:

Barrett Evans

Managing Partner

Accepted and agreed to:

Accepted and agreed to:

Probe Manufacturing Technologies, Inc.

Probe Manufacturing Technologies, Inc.

By:

By:

Kam Mahdi

Reza Zarif

President

COO

Date:

Date:

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